Exhibit 99

VIACOM BOARD AUTHORIZES NEW $4 BILLION

COMMON STOCK PURCHASE PROGRAM

NEW YORK, May 30, 2007 – Viacom Inc. (NYSE: VIA and VIA.B) announced today that its Board of Directors has approved a stock purchase program to acquire Viacom common stock. The program will involve the purchase of up to $4 billion of Viacom class A and class B common stock from time to time. This new program will commence following the completion of Viacom’s existing $3.0 billion share purchase program under which 70 million shares have been purchased for an aggregate value of $2.7 billion.

NAIRI, Inc., a closely held corporation controlled by Sumner Redstone, is expected to continue its participation in this stock purchase program on a pro-rata basis on substantially the same terms on which it currently participates in Viacom’s stock purchase program. The agreement, which has been approved by Viacom’s Board, is designed to prevent the buyback from increasing NAIRI’s economic interest in Viacom.

About Viacom

Viacom is a leading global entertainment content company, with prominent and respected brands. Engaging its audiences through television, motion pictures and digital platforms, Viacom seeks to reach its audiences however they consume content. Viacom’s leading brands include the multiplatform properties of MTV Networks, including MTV: Music Television, VH1, CMT: Country Music Television, Logo, Nickelodeon, Nick at Nite, COMEDY CENTRAL, Spike TV, TV Land, and more than 130 networks around the world, as well as digital assets such as MTV.com, comedycentral.com, VSPOT, TurboNick, Neopets, Xfire and iFilm; BET Networks; Paramount Pictures; DreamWorks; and Famous Music. More information about Viacom and its businesses is available at www.viacom.com.

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Contacts:

Media	Investors
Kelly McAndrew	James Bombassei
212-846-7455	212-258-6377
Kelly.mcandrew@viacom.com	james.bombassei@viacom.com